EXHIBIT 11

                           IKON OFFICE SOLUTIONS, INC.
                       COMPUTATIONS OF EARNINGS PER SHARE
                (in thousands, except earnings (loss) per share)

                                                           1997                          1996
                                                                  Fully                         Fully
                                                  Primary       Diluted(1)       Primary      Diluted(1)
Three Months March 31
Average Shares Outstanding
Common shares                                      134,797        134,797        126,709       126,709
Preferred stock
   Senior Securities                                                                               848
Convertible loan notes                                                287                          367
Options                                              1,461          1,461          1,742         1,941
                                                 ---------      ---------      ---------     ---------
   Total shares                                    136,258        136,545        128,451       129,865
                                                 =========      =========      =========     =========

Income
Continuing Operations                              $14,615        $14,696        $40,486       $40,562
Discontinued Operations                                                           28,631        28,631
                                                 ---------      ---------      ---------     ---------
Net income                                          14,615         14,696         69,117        69,193
Less: Preferred dividends                            4,885          4,885          4,885         4,885
                                                 ---------      ---------      ---------     ---------
Net income available to common shareholders         $9,730         $9,811        $64,232       $64,308
                                                 =========      =========      =========     =========

Earnings Per Share
Continuing Operations                                $0.07          $0.07          $0.28         $0.28
Discontinued Operations                                                             0.22          0.22
                                                 =========      =========      =========     =========
Earnings Per Share                                   $0.07          $0.07          $0.50         $0.50
                                                 =========      =========      =========     =========

Six Months Ended March 31

Average Shares Outstanding
Common shares                                      133,723        133,723        122,054       122,054
Preferred stock
   Senior Securities                                                                             4,793
Convertible loan notes                                                259                          374
Options                                              1,503          1,565          1,784         2,054
                                                 ---------      ---------      ---------     ---------
   Total shares                                    135,226        135,547        123,838       129,275
                                                 =========      =========      =========     =========

Income
Continuing Operations                              $59,274        $59,440        $77,423       $77,575
Discontinued Operations                             20,151         20,151         54,860        54,860
                                                 ---------      ---------      ---------     ---------
Income before extraordinary loss                    79,425         79,591        132,283       132,435
Extraordinary loss on extinguishment of debt       (12,156)       (12,156)
                                                 ---------      ---------      ---------     ---------
Net Income                                          67,269         67,435        132,283       132,435
Less:Preferred Dividends                             9,770          9,770         12,549         9,770
                                                 ---------      ---------      ---------     ---------
Net income available to common shareholders        $57,499        $57,665       $119,734      $122,665
                                                 =========      =========      =========     =========

Earnings Per Share
Continuing Operations                                $0.37          $0.37          $0.53         $0.53
Discontinued Operations                               0.15           0.15           0.44         $0.42
Extraordinary Loss                                   (0.09)        (0.09)
                                                 =========      =========      =========     =========
Earnings Per Share                                   $0.43          $0.43          $0.97         $0.95
                                                 =========      =========      =========     =========

(1)   This  calculation is submitted in accordance  with Regulation S-K item 601
      (b) (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.